Exhibit 99.1

AT THE COMPANY

Robert O’Brien

Executive Vice President – Chief Financial Officer

216-621-6060

Jeff Linton

Vice President – Corporate Communication

216-621-6060

Forest City Announces Pricing of

$300 Million Convertible Senior Notes

CLEVELAND, Ohio – July 13, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the pricing of its offering of $300 million aggregate principal amount of convertible senior notes due 2018 (the “Notes”), which will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering price of the notes will be 100% of their principal amount. Forest City has also granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $50 million aggregate principal amount of the Notes to cover overallotments.

The Notes will pay interest semiannually at a rate of 4.25 percent per annum. The Notes are convertible, at the holder’s option, into shares of Forest City’s Class A common stock at a conversion rate of 46.1425 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of approximately $21.67 per share, a 20 percent premium over the $18.06 closing price of Forest City’s Class A common stock on the New York Stock Exchange on July 13, 2011.

The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

Forest City estimates that the net proceeds from this offering will be approximately $290.8 million (or approximately $339.4 million if the initial purchasers’ option is exercised in full) after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Forest City intends to use the net proceeds from this offering to reduce certain outstanding mortgage debt and notes payable, nonrecourse, to repay the outstanding balance of $46.9 million of its Puttable Equity-Linked Senior Notes Due 2011 on October 15, 2011, to reduce outstanding borrowings under its $450 million revolving credit facility and for general corporate purposes. Pending application of the net proceeds as described above, Forest City intends to invest the remaining net proceeds of this offering in short-term, investment grade, interest bearing securities. The closing of this offering is expected to occur on July 19, 2011.

The Notes and the shares of Forest City’s Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.